Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-1 of Goodrich Petroleum Corporation of our report dated March 3, 2017, relating to the consolidated financial statements of Goodrich Petroleum Corporation which report expresses an unqualified opinion (and includes an explanatory paragraph relating to Goodrich Petroleum Corporation’s emergence from bankruptcy on October 12, 2016 and subsequent accounting), appearing in the Annual Report on Form 10-K of Goodrich Petroleum Corporation for the year ended December 31, 2016.

We also consent to the reference to our firm under the headings “Experts” in such Prospectus.

/s/ Hein & Associates LLP

Houston, Texas

March 22, 2017